EXHIBIT 99(a)
FOR IMMEDIATE RELEASE
REGENT COMMUNICATIONS TO ACQUIRE
CBS RADIO ASSETS SERVING BUFFALO, NEW YORK
— Expands Operating Footprint and Strengthens Presence in Upstate New York Region —
— Profitable Cluster is Immediately Accretive -
Cincinnati, OH — September 5, 2006 — Regent Communications, Inc. (Nasdaq: RGCI) announced today that it has entered into a definitive agreement to acquire WBLK-FM, WBUF-FM, WJYE-FM, WYRK-FM and WECK-AM serving the Buffalo, New York market from CBS Corporation (NYSE: CBS.A and CBS) for $125.0 million in cash. The transaction is subject to receipt of all required regulatory approvals, which are expected to occur in the fourth quarter of 2006.
The Company intends to begin operating the acquired Buffalo stations through a local marketing agreement starting in October 2006. At the close of all announced transactions, Regent will own and operate 19 radio stations in the Upstate New York region including stations in the Buffalo, Albany, Utica/Rome and Watertown markets.
Bill Stakelin, President and CEO of Regent, commented, “This is an excellent transaction from both a strategic and financial standpoint. We are acquiring one of the best performing and most profitable station clusters in Upstate New York, which will solidify our footprint across the region and provide us with a substantial opportunity to develop regional sales synergies. This will increase the value and growth potential of our station group overall. This acquisition is a key step in the execution of our strategic plan to rationalize our portfolio of radio station assets in order to maximize our growth profile. This transaction combined with the several other transactions announced over the past few months will lead to enhanced shareholder returns over the long-term.”
The announced transaction is being financed through $240 million of senior credit facilities being arranged by Banc of America Securities.
Tony Vasconcellos, Executive Vice President and CFO of Regent, commented, “Because we will leverage our existing resources to integrate these stations without any increase to our corporate overhead, the transaction will be immediately accretive on both an EBITDA trading multiple and free cash flow basis.”
Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in middle and small-sized markets. Upon the completion of all announced transactions, Regent will own and operate 68 stations located in 14 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol “RGCI.”

Contact: Anthony Vasconcellos Executive Vice President and Chief Financial Officer Regent Communications, Inc. 859-292-0030	Jonathan Lesko Brainerd Communicators, Inc. 212-986-6667